EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES JANUARY CASH DISTRIBUTION

Dallas, Texas, January 20, 2017 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.008824 per unit, payable on February 14, 2017, to unitholders of record on January 31, 2017. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in November.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	1,193,000	40,000	$2.71

Prior Month	1,128,000	36,000	$3.07	(b)

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.
(b)	Excluding the effect of a one-time prior period revenue adjustment, the average gas price for the prior month distribution was $2.82 per Mcf. See “Other” below for additional information.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $200,000, production expense of $1,860,000 and overhead of $1,066,000 in determining the royalty payment to the Trust for the current month.

Gas Volumes

XTO Energy has advised the trustee that repairs and maintenance at a third party gas processing system in the Hugoton area resulted in decreased underlying gas volumes of approximately 4,000 Mcf per day for the month of October, which was the primary production for the prior month distribution. The third party notified XTO Energy that maintenance was completed by the end of October.

Other

XTO Energy has advised the trustee that the prior month distribution included a one-time prior period adjustment of approximately $230,000 related to gas revenue from properties underlying the Kansas net profits interest. The increase in net profits income was used to partially recoup excess costs for the Kansas conveyance.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

XTO Energy has advised the trustee that increased expenses caused costs to exceed revenues on properties underlying the Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839